EXHIBIT 99.1

PRESS RELEASE 3-05

LITTLE SQUAW GOLD SECURES MILLION DOLLAR FINACING

Spokane, WA, November 28, 2005 - Little Squaw Gold Mining Company (LITS:OTC.BB) (the Company) is pleased announce that it has completed a US$ 1,000,000 brokered private placement of its securities with RAB Special Situations (Master) Fund Limited (RAB-Special), a hedge fund managed by RAB Capital PLC of London, England. RAB-Special is the Company’s first institutional investor, and has also become its leading shareholder.

Little Squaw board chairman, Jim Duff, noted: “This is truly a seminal event in the long life of Little Squaw. We have resurrected this Company from dormancy two years ago, we’ve put together a sterling management and board team, and we have now attracted our first institutional capital.”

On November 21, 2005, Little Squaw and RAB-Special signed the agreement for the issuance of 6% Convertible Debentures in the principal amount of US$1,000,000 (the “Debentures”) and 2,500,000 Class A Warrants (the “Warrants”) to RAB-Special.  The Debentures are convertible into shares of Common Stock, US$0.10 par value (“Common Shares”), at $0.20 per share, subject to certain adjustments.  Each Warrant is exercisable to acquire one Common Share (the “Warrant Shares”), at an exercise price of  $0.30  per share  for a period of thirty-six months (36) following the Closing Date (collectively the Debentures, the Common Shares, the Warrants and the Warrant Shares are referred to as the "Securities").  The Debentures are due November 21, 2008.  The Company received $1,000,000 from RAB-Special on November 22, 2005.

The Subscription Agreement also requires Little Squaw to prepare and file with the Securities and Exchange Commission (“SEC”) within 60 days after the Closing Date a registration statement acceptable to the Subscriber (the “Registration Statement”) under the Securities Act of 1933, as amended, so as to permit a public offering and resale by RAB-Special of the Common Shares acquirable upon conversion of the Debenture and exercise of the Warrants in the United States by RAB-Special as selling stockholder and not as underwriter.  Little Squaw is subject to additional obligations that are set forth in the Subscription Agreement.

In connection with the issuance of the Debentures and pursuant to the terms of a Placement Agent Agreement, Little Squaw has paid Strata Partners, LLC, a registered broker-dealer (the “Agent”), an agent compensation fee of $100,000 and has issued the Agent Warrants exercisable to acquire 500,000 shares of common stock on the same terms and with the same registration rights as the warrants issued to RAB-Special.

The proceeds of the offering fulfill working capital needs and are intended to be used principally for the exploration and development of the Company’s wholly-owned Chandalar, Alaska mining property.

Additional funding is required to fulfill the Company’s plans for a 2006 summer field program on Chandalar. It includes an aggressive drilling campaign of 31 holes on eleven targets, and is budgeted at $1.7million.

The Company is looking to expand its capital reserves in the near term by further equity or debt financings.

Information on the Company, its Chandalar property and the gold showings thereon is available on the Company’s website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company’s SEC filings, specifically its Form 10-KSB/A annual report for 2004, which can also be accessed through the Company’s website.

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For further information please contact Richard Walters at (509) 624-5831, or ir@littlesquawgold.com.

About Little Squaw Gold: Little Squaw Gold Mining Company (OTCBB: LITS), is a 46 year-old, publicly-traded junior mining company with new management, an infusion of capital, and a new vision going forward. The company is committed to exploring and developing gold deposits on its wholly-owned Chandalar property in Alaska. Over 84,000 ounces of recorded gold production have been produced from the Chandalar district; additional production has gone unrecorded. The Chandalar gold property is located approximately 190 miles north of Fairbanks and 48 miles northeast of Coldfoot truck stop on the Dalton highway.  Some 30 high-grade gold-bearing quartz veins and vein swarms have been identified on the Company’s mining claims.

About RAB Capital PLC (RAB): RAB is a pan-European fund management and investment firm primary focused on hedge funds. Its principal activities are managing hedge funds and providing advisory and distribution services to the hedge fund management industry. RAB manages some of the world’s top-performing resource funds, one of which is the $600 million RAB Special Situations (Master) Fund Limited.